UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-lOl)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-G(e) (2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12

NEW GENERATION HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

(4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)   Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

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(4)  Date Filed:

NEW GENERATION HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held _____________, 2006

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of New Generation Holdings, Inc., a Delaware corporation (the "Company"), will be held on ___________, 2006, at __________, New York time, at the offices of Westerman Ball Ederer Miller & Sharfstein, LLP, 170 Old Country Road, Suite 400, Mineola, New York 11501, for the following purposes:

1. to elect two (2) Directors of the Company and the Company's subsidiary Plastinum Corp. (“Plastinum”) ("Proposal 1");

2.  to approve the “spin-off” of the common stock of Plastinum held by the Company to the Company’s stockholders (“Proposal 2”); and

3. to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 to 150,000,000 (“Proposal 3”);

4. to ratify the “debt conversion transaction” previously effected by the Company with its President and Chief Executive Officer, Jacques Mot, pursuant to which Mr. Mot obtained the right to convert debt of the Company to him into shares of Preferred Stock of the Company representing approximately 44.4% of the outstanding shares of Common Stock of the Company (“Proposal 4”);

5. to ratify the appointment of Russell Bedford Stefanou Mirchandani LLP, CPAs, as independent auditors of the Company for the fiscal year ending December 31, 2006 ("Proposal 5"); and

6. to transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on ___________, 2006 will be entitled to notice of and to vote at the meeting and any adjournments.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible may be represented at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

Sincerely,

Jacques Mot
Chairman and CEO

Dated: ______________, 2006

NEW GENERATION HOLDINGS, INC.
345 Park Avenue
New York, New York 10167
(212) 792-4030

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
_____________, 2006

GENERAL INFORMATION

General

The accompanying proxy is solicited by and on behalf of the Board of Directors of New Generation Holdings, Inc., a Delaware corporation (the "Company"), to be voted at a Special Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Westerman Ball Ederer Miller & Sharfstein, LLP, 170 Old Country Road, Suite 400, Mineola, New York 11501, on __________, 2006, at _____, New York time, and at any and all adjournments thereof. The Special Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders.

Cost of Solicitation

The cost of solicitation will be borne by the Company. This proxy statement and the accompanying proxy are first being sent to the stockholders of the Company on or about ___________, 2006. A copy of the Company's 2005 Annual Report on Form 10-KSB for the year ended December 31, 2005 is enclosed herewith.

Stockholders Entitled to Vote

Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on ___________, 2006. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

At the close of business on __________, 2006, the Company had outstanding _________ shares of Common Stock, $.01 par value per share (the "Common Stock"), each of which entitled the holder to one vote. There were no issued shares held by the Company in its treasury.

Required Vote

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election of directors nominated will require the vote, in person or by proxy, of a plurality of all shares entitled to vote at the Special Meeting. All other matters will require the approval of holders of a majority of the outstanding shares of Common Stock. Proxies marked as abstaining (including proxies containing "broker non-votes") on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. A "broker non-vote" occurs when a broker holds shares of Common Stock for a beneficial owner and does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a quorum is present, abstentions will have no effect on the election of directors or the proposal for the ratification of the reappointment of auditors.

A proxy may be revoked by the stockholder at any time prior to its being voted. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Secretary of the Company of a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election as director of the nominees listed on the following pages, in favor of Proposals 2-5 and as recommended by the Board of Directors with regard to all other matters, or if no such recommendation is given, in their own discretion. Votes are tabulated at the Special Meeting by inspectors of election.

SUMMARY

The following summary highlights selected information contained in this Proxy Statement relating to the proposed “spin-off” of Plastinum Corp. to holders of Common Stock of the Company. As of the date of the Proxy Statement, NGH owned approximately 95% of the outstanding shares of Common Stock of Plastinum and approximately 91.5% of the shares of Plastinum on a “fully-diluted” basis. Because this is a summary, it does not contain all the details concerning the distribution and our business that is contained in this document. We urge you to read this entire document and our Form 10-KSB for the year ended December 31, 2005, our Form 10-QSB for the quarter ended March 31, 2006 and the Form 10-SB filed by Plastinum carefully, including our financial statements and the audited financial statements of Plastinum for the year ended December 31, 2005 and Plastinum’s unaudited financial statements for the quarter ended March 31, 2006. Copies of these documents are attached to this Proxy Statement.

Distributing Company	New Generation Holdings, Inc., a Delaware corporation (“NGH”) or the “Company”

Distributed Company	Plastinum Corp. (“Plastinum”) a Delaware corporation formerly named New Generation Plastic, Inc.

Primary Purposes of
Distribution
NGH is a holding company and except for its ownership of the stock of Plastinum, NGH does not own any other material assets. NGH also previously owned businesses in Europe which failed financially and have not been operational for several years. Management believes that Plastinum will be more attractive from an investment standpoint if it were legally separated from the holding company which owned the failed European businesses. For a more detailed discussion of the reasons for the distribution, see “The Distribution—Reasons for the Distribution.”

Shares to be Distributed
NGH will distribute to its stockholders one share of Plastinum common stock for each share of NGH common stock outstanding on the Record Date. As of the date of the Proxy Statement, NGH owned approximately 95% of the outstanding shares of Common Stock of Plastinum. Immediately following the distribution, NGH will not own any of Plastinum's common stock and Plastinum will be an independent company. Holders of existing warrants to purchase NGH stock will have the right to exercise such warrants to purchase Plastinum stock. However, options issued under the NGH Stock Option Plan will remain exercisable only for NGH common stock.

List and Trading of Common Stock
There is no current trading market for Plastinum common stock. We expect Plastinum's common stock to be quoted on the Over-The-Counter Bulletin Board or the Pink Sheets under the symbol "_____" following the distribution. See "The Distribution--Listing and Trading of Our Common Stock.

Record Date	The Record Date for the distribution is __________, 2006.

Distribution Date
The distribution will occur on or about ____________, 2006 (the "distribution date"). Record holders of NGH stock will have their Plastinum stock certificates mailed to them shortly after the distribution date. If NGH stockholders are not record holders of Plastinum stock because their shares are held on their behalf by their stockbroker or other nominee, then their shares of NGH common stock should be credited to their account with their stockbroker or other nominee on or about _________, 2006.

Distribution Ratio	NGH stockholders will receive one share of Plastinum common stock for every share of NGH common stock they hold on the Record Date.

Distribution Agent, Transfer
Agent and Registrar for our
Common Stock	Colonial Stock Transfer Company is the Distribution Agent and our registrar and transfer agent. The address and telephone number of Colonial Stock Transfer Company is:

66 Exchange Place
Salt Lake City, Utah 84111
(801) 355-5740

Tax Consequences
NGH has not sought and does not intend to seek a ruling from the Internal Revenue Service with respect to the distribution. NGH believes that, among other things, the distribution will be tax-free for federal income tax purposes to NGH and to the stockholders of NGH, and that neither NGH nor Plastinum will recognize income, gain or loss as a result of the distribution. However, there are no guarantees that the taxing authorities will agree to these matters. Plastinum stockholders may have to pay taxes if they sell their shares of either NGH or Plastinum common stock. See "The Distribution—Federal Income Tax Consequences of the Distribution."

Board of Directors	Plastinum's Board of Directors initial Board of Directors will consist of two members, being the same members of NGH’s Board of Directors. See Proposal 1.

Management	NGH’s current executive officers will serve as Plastinum executive officers after the distribution.

Certain Anti-Takeover Effects
Certain provisions of Plastinum's Certificate of Incorporation and Bylaws may have the effect of making the acquisition of control of Plastinum in a transaction not approved by its Board of Directors more difficult. See "Risk Factors” in the Form 10 of Plastinum which accompanies this Proxy Statement."

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, certain information, as of ___________, 2006, regarding beneficial ownership of our common stock by

-	each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;

-	each of our directors;

-	each of the named executive officers; and

-	all of our current executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class (1)
Icare BVBA(2)	3,715,119	7.4%
Rapide BVBA(3)	3,715,119	7.4%
Jacques Mot(4)	39,872,076	44.4%
Marcel Rokegem	50,000	* %
Alfons de Maeseneir(5)	9,579,000	18%
Lombard Odier Darier Hentsch & CIE(6)	8,570,000	16%

All executive officers and directors as a group	39,922,076	44.5%

* less than 1%

(1)
Shares of common stock subject to warrants or other instruments currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes shares owned by Icare BVBA (3,648,658) and Robert Jordaens (66,461).
(3)	Includes shares owned by Rapide BVBA (3,648,658) and Rene de Vleeschauwer (66,461).
(4)
Includes (i) 1,100,000 vested options to purchase common stock at an exercise price of $1.18 per share; (ii) 38,672,076.61 shares of common stock issuable upon conversion of 528,629.58 shares of preferred stock issued to Mr. Mot on July 5, 2006 upon conversion of principal and accrued interest under an Election to Convert and Amendment to Debt Conversion Agreement among Mr. Mot, NGH and Plastinum.

(5)	Includes warrants immediately exercisable to purchase 3,227,000 shares of common stock at a purchase price of $0.35 per share.
(6)	Includes warrants immediately exercisable to purchase 3,570,000 shares of common stock at a purchase price of $0.35 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules and regulations of the SEC thereunder requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Based solely upon a review of such reports, we believe that all our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during the last fiscal year except that Jacques Mot did not timely file his Form 4 with respect to the Convertible Promissory Note issued to him on December 7, 2005.

PROPOSAL 1 - ELECTION OF DIRECTORS

General

Pursuant to our By-laws, the Board of Directors shall consist of not less than one (1) nor more than twenty (20) members, the exact number of which shall be fixed from time to time by the Board of Directors. Due to a lack of funding, we have not held an Special meeting since January, 2002. At that meeting, our stockholders elected five (5) directors, three of which have since resigned and the Company has not been able to attract replacements to fill these vacancies. Accordingly, our existing Board of Directors consists of only two (2) directors. The Board of Directors has fixed the number of Directors constituting the entire Board at two (2). Each Director elected at the Special Meeting will serve until the Company's next Special Meeting and until his successor is duly elected and qualified. The individuals elected to serve on the Board of Directors of the Company will also be elected by the Company to serve on the Board of Directors of Plastinum regardless of whether Proposal 2 relating to the "spinoff" of Plastinum is approved by the stockholders of the Company.

Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below. Voting is not cumulative. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Directors must be elected by a plurality of all shares entitled to vote at the Special Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees named below.

Directors and Nominees

The following table sets forth certain information concerning the nominees for election as Directors of the Company:

Name	Age	Director Since
Jacques Mot	49	April 1999-January 2000 and again since February 2002

Marcel Rokegem	56	1999

Jacques Mot served as the Chairman of the Board, President and CEO from April of 1999 to January 24, 2000 and again from February 2002 until the present. Mr. Mot was also a Director of Argenta & Magnum Management Company Ltd. - - Gibraltar, a company that was engaged in providing financial advisory services. From 1987 to 1992, Mr. Mot was the General Manager and Director of Iesa Investissements S.A., a portfolio management and investment company, where he handled portfolio and investment management on a confidential basis. Mr. Mot attended the University of Lausanne, Switzerland studying economics from 1976-1979.

Marcel Rokegem has served as a Director since 1999. As of 1991 he acted as an independent investment consultant. From 1987 to 1991 he was co-founding partner and director of Euro Suisse Securities, a member of the London Stock Exchange. From 1982 to 1987 he was co-founding partner and director of Jesup and Lamont International, an affiliate of Jesup and Lamont Securities Co., a member of the New York Stock Exchange and one of the oldest Wall Street firms. Prior to that Mr. Rokegem was partner in charge of the international department of Biard, Hombergen, Pringiers and Co., a member of the Brussels Stock Exchange. He started his career with Kredietbank in Brussels where he was responsible for international equity trading and sales. He attended the Antwerp Jesuit University where he studied AES (Applied Economic Science). He is a diploma holder from I.S.M.A. and is an officially recognized insurance consultant.

No familial relationships exist between any Directors and Executive Officers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has, and appoints the members of, standing Audit and Compensation Committees. The sole current member of the Audit and Compensation Committees, Marcel Rokegem.

AUDIT COMMITTEE

The Audit Committee’s function is to meet with the Company's independent registered public accounting firm and management to assure that all are carrying out their respective responsibilities. The Audit Committee is responsible for selecting, appointing and, as necessary, terminating the Company's independent registered public accounting firm, and reviews the performance and fees of the independent registered public accounting firm prior to appointing it. The Audit Committee also meets with the independent registered public accountants, without management present, to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The independent registered public accountants have full access to the Audit Committee.

Due to the Company's limited operations and financing, the Audit Committee did not meet during the fiscal year ended December 31, 2005.

The Board of Directors has determined that the sole member of the Audit Committee is "independent" under the listing standards of NASDAQ and under the independence criteria established by the SEC for audit committee members.

The Board of Directors has also determined that Mr. Rokegem is an "audit committee financial expert" as defined in Item 401(h) (2) of Regulation S-K of the Exchange Act and is “independent” as that term is used in Item 7(d) (3) (iv) of Schedule 14A of the Exchange Act.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for the performance review of the Chief Executive Officer, who in turn reviews other members of senior management (currently only one) and makes recommendations regarding compensation levels. Compensation strategy is tied to performance, productivity, operating results and market competitiveness. The Compensation Committee’s duty is to periodically review compensation levels for competitiveness and reasonableness as compared to industry peers and competitors from information gathered by external sources. Due to the Company's limited operations and financing and its limited number of compensated officers, the Compensation Committee did not meet during the fiscal year ended December 31, 2005.

DIRECTORS' ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS

Due to the Company's limited operations and financing and the limited size of the Board, the Board of Directors did not meet in the fiscal year ended December 31, 2005 and took all actions by unanimous written consent.

Currently, however, it is anticipated that the Board will establish a compensation program for Directors that will enable the companies to attract and retain qualified Directors.

DIRECTORS' ATTENDANCE AT SPECIAL MEETINGS OF STOCKHOLDERS

Members of the Board of Directors will not be required to attend the Company's Special Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholder communications to the Board of Directors may be sent by mail addressed to the Board of Directors generally, or to a member of the Board of Directors individually, c/o Jacques Mot, 245 Park Avenue, New York, NY 10167. All communications so addressed will be immediately forwarded to the Board of Directors or the individual member of the Board of Directors, as applicable.

CODE OF ETHICS

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions as we have not had the financial resources to do so and our businesses has until recently been dormant.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee did not discuss with the independent auditors, the matters required to be discussed by Statement and Auditing Standards No. 61, communication with Audit  Committees, as amended. In addition, the Committee did not discuss with the independent auditors in the year 2000, the auditor's independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. It is expected that the Audit Committee will discuss these matters with the independent auditors with respect to the fiscal year ending December 31, 2006.

/s/ Marcel Rokegem

COMPENSATION OF DIRECTORS

We paid Marcel Rokegem $53,413 in 2005 and $3,710 in 2004 for his service as Director.

COMPENSATION OF EXECUTIVES

The following table sets forth remuneration paid to executive officers of the Company for the years ended December 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

		Special Compensation			Long-Term Compensation
					Awards		Payouts
						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)	(#)	($)	($)
Jacques Mot, Chief Executive Officer	2003	$324,000
	2004	$324,000
	2005	$324,000

Patrick Sulzer, Chief Operating Officer	2003	—
	2004	—
	2005	$101,000

Employment Agreements

We entered into a Consulting Agreement with Jacques Mot dated July 5, 2000 pursuant to which Mr. Mot receives $27,000.00 per month for his services to the Company. The Agreement has a one (1) year term with automatic renewal unless terminated by either party. As of January 1, 2005, Mr. Mot became an employee of the Company and he receives the same compensation as he received under his Consulting Agreement.

PERFORMANCE GRAPH

The following graph compares the cumulative total returns for our common stock for the five-year period ending December 31, 2005 with the NASDAQ Market Index and an index of all publicly traded companies in the Plastic Industry (SIC Code 1711) (the "Peer Index") for the same period. Total return equals change in stock price plus dividends paid, and assumes the investment of $100 in the Company's common stock and in each index on January 1, 2000 and that all dividends are reinvested. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.

[to come]

PROPOSAL 2, APROVAL OF “SPIN-OFF” OF PLASTINUM CORP.

The Company's Board of Directors has approved a pro rata distribution, commonly referred to as a "spin-off," to Company stockholders of all of the outstanding shares of Plastinum common stock. Each holder of record at the close of business on __________, 2006 (the "Record Date") of the Company's outstanding common stock, par value $0.01 per share, will receive one share of Plastinum common stock for every share of Company common stock held on that date. Stockholders who sell their shares of Company common stock between the Record Date and __________, 2006 (the "distribution date"), are selling their right to receive the dividend of Plastinum common stock in the distribution. Following the distribution, Plastinum will be a separate, independent public company. We expect the distribution will be effective at 12:01 a.m. Eastern Time on __________, 2006. The Company can provide no assurance that the distribution of Plastinum common stock to Company stockholders will not be taxable for U.S. federal income tax purposes.

In reviewing this Proxy Statement, you should carefully consider the matters in the Company’s Form 10-KSB for the year ended December 31, 2006, the Company’s Form 10-QSB for the quarter ended March 31, 2006 and the Form 10SB of Plastinum, copies of which are attached to this Proxy Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Proxy Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Reasons for Distribution

NGH is a holding company and except for its ownership of the stock of Plastinum, NGH does not own any other material assets. NGH previously owned interests in businesses in Europe which failed financially and have not been operational for several years. NGH and Plastinum management believe that Plastinum will be more attractive from an investment standpoint if it were legally separated from the holding company which owned the failed European businesses. If the distribution were to be approved, NGH would become a “shell” company with no material assets. Plastinum would continue to operate its business and its stockholders would own a direct equity interest in the entity in which Plastinum’s business operations are conducted.

Management and Board of Directors

Following the distribution, the members of the Board of Directors and management of each of NGH and Plastinum shall be the same. Plastinum’s Board of Directors shall consist of two (2) members (See Proposal 1 above).

Results of the Distribution

After the distribution, Plastinum will be a separate company. Immediately after the distribution, Plastinum expects there to be approximately 175 holders of record of its common stock and approximately 91,371,074 shares of Plastinum common stock outstanding, based on the number of shareholders of record and outstanding NGH shares on June 30, 2006 and the distribution ratio of one share of Plastinum common stock for every NGH share and the issuance of 38,672,076 shares of Plastinum to Mr. Mot as a result of the conversion of his Preferred Stock upon the "spin-off". See Proposal 4 below. The actual number of shares to be distributed will be determined as of the Record Date. The distribution will not affect the number of outstanding NGH shares or any rights of NGH stockholders. In addition, holders of warrants to purchase NGH shares have been given and will have the right to purchase the same number of Plastinum shares for the same exercise price as set forth in their warrants.

Listing and Trading of Our Common Stock

Shares of common stock of Plastinum are expected to be quoted on the Over-The-Counter Bulletin Board under the symbol “____”. The shares of NGH are expected to remain quoted on the Over-the-Counter Bulletin Board.

NGH makes no recommendations as to the purchase, retention or sale of shares of NGH common stock or Plastinum common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

The shares of Plastinum common stock distributed to NGH stockholders will be freely transferable, except that holders of “restricted” NGH shares will receive “restricted” Plastinum shares and also except for shares received by persons who may be deemed to be "affiliates" under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with Plastinum and includes its directors, certain of its officers and significant stockholders. Plastinum affiliates (and other holders of restricted Plastinum shares) will be permitted to sell their shares of Plastinum common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder. Based on ownership of NGH's common stock reflected in this Proxy Statement under "Ownership of Common Stock," persons who may be deemed to be Plastinum affiliates after the distribution will beneficially own 59,201,076 shares of Plastinum common stock including securities exercisable for common stock within 60 days of the date hereof, or approximately 59.8%, of the outstanding shares of Plastinum's common stock.

There can be no assurance that Plastinum common stock will be actively traded and the prices at which the shares will trade cannot be predicted. Some of our stockholders who receive shares of Plastinum common stock may decide that they do not want to own Plastinum or our stock and may sell their shares of our common stock or that of Plastinum following the distribution. Such sales may delay the development of an orderly trading market in our shares for a period of time following the distribution. Until an orderly market develops, the prices at which NGH and Plastinum shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue.

Following the distribution, NGH's common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "NGPX." Following the distribution, NGH will essentially be a “shell” company.

Even though NGH is currently a publicly held company, there can be no assurance that an active trading market for NGH common stock will be maintained after the distribution and no prediction can be made respecting the prices at which NGH common stock will trade. Some NGH stockholders may decide that they do not want to own stock in a “shell” company and may sell their NGH common stock following the distribution. These and other factors may delay or hinder the return to an orderly trading market in NGH common stock following the distribution.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of Plastinum common stock and/or NGH common stock.

Federal Income Tax Consequences of the Distribution

The following discussion summarizes the material U.S. federal income tax consequences resulting from the distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to stockholders who received their shares of Plastinum stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code (the "Code"). Each stockholder's individual circumstances may affect the tax consequences of the distribution to such shareholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state, or local laws. Consequently, stockholders are advised to consult their own tax advisor as to the specific tax consequences of the distribution and the effect of possible changes in tax laws.

General

NGH has not sought and has not received a ruling from the Internal Revenue Service ("IRS"), as to which the distribution will qualify as a tax-free spin-off for federal income tax purposes under Section 355 of the Code. Nonetheless, NGH believes that:

•	NGH will not recognize any gain or loss upon the distribution of the stock of Plastinum to the NGH stockholders;

•	no gain or loss will be recognized by, or be includible in the income of, a shareholder of NGH common stock solely as the result of the receipt of our common stock in the distribution;

•
the aggregate basis of the NGH common stock and Plastinum common stock in the hands of NGH's shareholders immediately after the distribution will be the same as the aggregate basis of the NGH common stock held by the NGH shareholders immediately before the distribution, allocated between the common stock of NGH and Plastinum common stock in proportion to the relative fair market values of each; and

•
the holding period of Plastinum common stock received by NGH stockholders will include the holding period of their NGH common stock with respect to which the distribution was made, provided that such NGH common stock is held as a capital asset on the date of the distribution.

If the distribution were not to qualify as a tax-free distribution under Section 355 of the Code, (i) the corporate-level tax would be based upon the excess of the fair market value of the shares of Plastinum common stock outstanding on the distribution date, over NGH's adjusted tax basis for such shares on such date, and (ii) each NGH stockholder who receives shares of Plastinum common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date, taxed first as a dividend to the extent of such holder's pro rata share of NGH's current and accumulated earnings and profits (as increased to reflect any NGH gain on a taxable distribution as discussed above), and then as a nontaxable return of capital to the extent of such holder's tax basis in the shares of NGH stock, with any remaining amount being taxed as capital gain (provided that the NGH shares were held by the shareholder as a capital asset on the distribution date) Shareholders that are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

In addition, under Section 355(e) of the Code, even if the distribution qualifies as tax-free, the distribution could nevertheless become taxable to NGH (but not NGH shareholders) if Plastinum or NGH were to undergo a change in control pursuant to a plan or a series of related transactions, which include the distribution. Any transaction which occurs within the four-year period beginning two years prior to the distribution is presumed to be part of a plan or a series of related transactions, which include the distribution unless NGH establishes otherwise. In this context, a change in control generally means a shift in 50% or more of the ownership of either NGH or FBD.

PROPOSAL 3 -- AMENDMENT TO CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our board of directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000. A copy of the proposed certificate of amendment is attached as Annex [B] to this proxy statement. Stockholders are urged to read the certificate of amendment carefully as it is the legal document that governs the amendment to the Company's certificate of incorporation.

DESCRIPTION OF AMENDMENT

Pursuant to our certificate of incorporation, we are currently authorized to issue up to 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 of preferred stock, par value $.001 per share.

There are currently 49,998,260 shares of our common stock issued and outstanding and no shares of our preferred stock are issued and outstanding. We also have currently exercisable warrants to purchase an additional ______ shares of common stock and preferred stock convertible into 38,472,076 shares of common stock. Accordingly, we do not presently have sufficient authorized shares to enable the exercise of all of our outstanding warrants to purchase common stock and the conversion of preferred stock, and we have reclassified the fair value of certain warrants as a liability on our balance sheet.

The proposed amendment to our certificate of incorporation in the form of Exhibit A to this Proxy Statement, will authorize the issuance of up to an additional 100,000,000 shares of common stock. This will provide a sufficient number of authorized shares of common stock for issuance under currently exercisable warrants and issuance of common stock under Mr. Mot's Convertible Note as well as future issuances.

REASONS FOR THE AMENDMENT; EFFECT OF THE AMENDMENT

The amendment to our certificate of incorporation described in this proposal is required to enable us to satisfy our obligations under currently exercisable warrants to purchase our common stock. In the opinion of our board of directors, the amendment is advisable and in the best interests of our stockholders. If the amendment is not approved, we will not be able to satisfy our obligations under currently exercisable warrants to purchase our common stock.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends a vote FOR the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000.

PROPOSAL 4 RATIFICATION OF “DEBT CONVERSION TRANSACTION” PREVIOUSLY EFFECTED BY THE COMPANY WITH ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER, JACQUES MOT

The Transaction; Effects of the Transaction

We entered into a Debt Exchange Agreement with our president and chief executive officer, Jacques Mot and Plastinum (formerly New Generation Plastic, Inc.) dated as of December 7, 2005. Pursuant to the Debt Exchange Agreement, we issued to Mr. Mot a Convertible Promissory Note in the original principal amount of $753,304 representing outstanding amounts owed to him under his Consulting Agreement through December 31, 2004. The Convertible Promissory Note bore interest at a rate of 10% per annum. The Convertible Promissory Note was convertible into shares of Preferred Stock of the Corporation. On July 5, 2006, Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note into 528,629.58 shares of Preferred Stock pursuant to an Election to Convert and Amendment to Debt Exchange Agreement among NGH, Plastinum and Mr. Mot. The Preferred Stock will vote together with the Common Stock on an "as-converted" basis. Upon the closing of the "spin-off' of Plastinum, the shares of Preferred Stock will automatically convert into 38,672,076 shares of Common Stock of the Corporation and Mr. Mot will also receive 38,672,076 shares of the Common Stock of Plastinum.

Reasons for the Transaction

The independent member of the Board believed the "debt conversion transaction" recognized the services and efforts of Jacques Mot, our President and CEO and the individual primarily responsible for the Company's survival during the period the Company was unable to obtain financing and upon whom the Company relies on for its future business plans. The independent member of the Board also determined that the terms and conditions of the Debt Exchange Agreement were just and equitable and fair as to the Company and that it was in the best interests of the Company and recommended that the stockholders ratify the transaction with Mr. Mot. If the stockholders do not ratify the transaction with Mr. Mot, the independent Director may attempt to renegotiate the transaction with Mr. Mot.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our Board of Directors recommends a vote FOR the approval of the ratification of the "debt conversion transaction" with Mr. Mot.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Russell Bedford Stefanou Mirchandani LLP as the Company's independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2006, and recommends that stockholders vote for ratification of this appointment. Russell Bedford Stefanou Mirchandani LLP has audited the Company's financial statements since it was retained by the Company in May of 2001. [A representative of RBSM is expected to be present at the Special Meeting by phone and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.]

Audit Fees

The following is a summary of the fees billed to New Generation Holdings, Inc. by Russell Bedford Stefanou Mirchandani LLP for professional services rendered for the fiscal years ended December 31, 2005 and 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees	$37,802	$10,381
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$37,802	$10,381

AUDIT FEES. Consists of fees billed for professional services rendered for the audit of New Generation Holdings, Inc.'s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Russell Bedford Stefanou Mirchandani LLP in connection with statutory and regulatory filings or engagements.

AUDIT-RELATED FEES. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of New Generation Holding, Inc.'s consolidated financial statements and are not reported under "Audit Fees." There were no Audit-Related services provided in fiscal 2005 or 2004.

TAX FEES. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. There were no tax services provided in fiscal 2005 or 2004.

ALL OTHER FEES. Consists of fees for products and services other than the services reported above. There were no management consulting services provided in fiscal 2005 or 2004.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Company currently does not have a designated Audit Committee, and accordingly, the Company's Board of Directors' policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Company's Board of Directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Board of Directors may also pre-approve particular services on a case-by-case basis.

VOTE REQUIRED FOR RATIFICATION OF RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Ratification of the appointment of Russell Bedford Stefanou Mirchandani LLP requires the affirmative vote of a majority of the shares of Common Stock present at the Special Meeting and entitled to vote thereon. If the stockholders fail to ratify the selection, the Board of Directors will reconsider its selection of Russell Bedford Stefanou Mirchandani LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Russell Bedford Stefanou Mirchandani LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matter to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals to be presented at the 2007 Annual Meeting must be received by the Company on or before _____, 2006 for inclusion in the proxy statement and proxy card relating to the 2007 Annual Meeting pursuant to SEC Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: ___________.

Dated: July __, 2006

PROXY FOR NEW GENERATION HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
_______________, 2006 OR ANY ADJOURNMENT THEREOF

The undersigned acknowledges receipt of the Proxy Statement and Notice, dated _______________, 2006 of the Special Meeting of Stockholders and hereby appoints Jacques Mot and Patrick Sulzer, each of them, with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Special Meeting of Shareholders of New Generation Holdings, Inc. (the “Company”) to be held__________________, 2006, and at any adjournment or adjournments thereof, for the following matters:

(1)  ☐ FOR all the following nominees (except as indicated to the contrary below):

Jacques Mot and Patrick Sulzer

to serve as directors of the Company and the Company’s subsidiary Plastinum Corp. (to serve until the next annual meeting)

To withhold authority to vote for an individual Nominee, write that Nominee's name on this line.______________________________________

(2)  To approve the “spin-off” of the common stock of Plastinum Corp. held by the Company to the Company’s stockholders:

    ☐ FOR     ☐ AGAINST     ☐ WITHHOLD AUTHORITY (ABSTAIN)

(3) To approve the amendment of the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 150,000,000:

    ☐ FOR     ☐ AGAINST     ☐ WITHHOLD AUTHORITY (ABSTAIN)

(4)  To ratify the “debt conversion transaction” previously effected by the Company with its President and Chief Executive Officer, Jacques Mot, pursuant to which Mr. Mot obtained the right to convert debt of the Company to him into shares of Preferred Stock of the Company, representing approximately 49.4 % of the outstanding shares of Common Stock of the Company.

    ☐ FOR     ☐ AGAINST     ☐ WITHHOLD AUTHORITY (ABSTAIN)

(5) To ratify the appointment of Russell Bedford Stefanou Mirchandani LLP as independent auditors of the Company for the fiscal year ending December 31, 2006:

    ☐ FOR     ☐ AGAINST     ☐ WITHHOLD AUTHORITY (ABSTAIN)

(6) In their discretion, to transact business that properly comes before the meeting or any adjournment thereof.

    ☐ FOR     ☐ AGAINST     ☐ WITHHOLD AUTHORITY (ABSTAIN)

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR the spin off of Plastinum Corp to the Company’s stockholders, FOR the amendment of the Company’s certificate of incorporation, FOR ratification of the “debt conversion transaction”, FOR ratification of the appointment of Russell Bedford Stefanou Mirchandani LLP as independent auditors of the Company and FOR the granting of discretion to the proxy holders to transact business that properly comes before the meeting or any adjournment thereof.

Individual:		Entity:

_____________________	or	By: ________________________
By:		Name:
Title:

Date: ___________

Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States. Please sign exactly as your name appears. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, guardian or trustee, please add your title as such. If executed by a corporation the proxy must be signed by a duly authorized officer, and his name and title should appear where indicated below his signature.

Name of Registered Holder: ______________________________

Number of shares entitled to vote at the Special Meeting: _______________

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
NEW GENERATION HOLDINGS, INC.

Pursuant to Section 242
of the
General Corporation Law
of the State of Delaware

The UNDERSIGNED, Jacques Mot, being the President of New Generation Holdings, Inc., a Delaware corporation (the ACorporation@) does hereby certify as follows:

FIRST: The name of the Corporation is New Generation Holdings, Inc.

SECOND: The date of filing the Corporation’s original Certificate of Incorporation in the State of Delaware was April 15, 1999 under the name New Generation Plastic, Inc. Thereafter, a Certificate of Amendment to the Certificate of Incorporation was filed on May 18, 2000 changing its name to New Generation Holdings, Inc.

THIRD: The Certificate of Incorporation is amended such that the first paragraph of ARTICLE IV shall be and read as follows:

The aggregate number of shares of capital stock which the Corporation is authorized to issue is One Hundred Fifty One Million (151,000,000) shares of which: (i) One Hundred Fifty Million (150,000,000) shares shall be designated as Common Stock, and shall have a par value of $.001 per share; and (ii) One Million (1,000,000) shares shall be designated as Preferred Stock, and shall have a par value of $.001 per share.

FOURTH: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation declaring said amendment to be advisable and calling for a meeting of the stockholders of the Corporation for consideration thereof.

FIFTH: Thereafter, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate on the ____ day of __________, 2006.

Jacques Mot, President